WidePoint Corporation
Fourth Quarter and Year End 2010 Earnings
March 28, 2011

Operator:                                                 Good evening, ladies and gentlemen.  Thank you for standing by.  Welcome to the WidePoint Corporation Fourth Quarter and Year End 2010 Earnings Conference Call.  During today’s presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be opened for questions.  If you have a question, please press the star, followed by the one on your touchtone phone, and for participants using speaker equipment, it may be necessary to pick up your handset before making your selection.

    I would now like to turn the conference over to Mr. David Fore with Hayden IR.  Please go ahead, sir.

David Fore:                                              Thank you, Operator, and good afternoon to all participants in WidePoint’s Fourth Quarter and Full Year 2010 Financial Results Conference Call.  With me today are WidePoint’s Chairman and CEO, Steve Komar, and Chief Financial Officer, Jim McCubbin.  Steve will provide an overview of the quarter and year-to-date results, and Jim will provide additional financial details, then we will open the call to questions from participants.

    I’ll begin by reminding you that this conference call contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve risks, uncertainties, and assumptions as described from time to time in registration statements and reports—and other periodic reports filed with the Securities and Exchange Commission.  All statements, other than statements of historical facts, which address the Company’s expectations for its future with respect to financial performance or operating strategy can be identified as forward-looking statements.  These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties.  Actual results may differ from those described in the forward-looking statements.  Those forward-looking statements involve certain risks and uncertainties and are subject to change based upon various factors, many of which are beyond the Company’s control.  We caution investors that these forward-looking statements speak only as to the date hereof.

    The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change of events, conditions or circumstances in which our statements were based.

   I would now like to turn the call over to WidePoint’s Chairman and Chief Executive Officer, Steve Komar, for opening remarks.

Steve Komar:                                           Thank you, Dave.  Good afternoon to everyone who has joined us on this call.  As in quarters past, I want to confirm to you our appreciation for your interest in the accomplishments and the future growth potential of WidePoint Corporation.

   This was yet another successful quarter for WidePoint, with solid year-over-year growth and profitability, which has positioned us well as we moved into the first quarter of 2011.  Although I’ll leave the financial details to Jim, I want to highlight the key metrics we targeted for the fourth quarter and profile our performance versus those targets.  During our last quarterly call, we said we expected to increase consolidated revenues by 17 to 22%.  For the fourth quarter, we grew revenues by 17.5%, within the guidance range, to 13.4 million, up from 11.4 million in the year-ago period.  Year-to-date, we grew revenues by 17.2% to 50.8 million versus 43.3 million last year.  We also targeted gross margins in a range of 22 to 26% and operating margins in a range of 6 to 8%.  Our gross margins for the quarter actually exceeded the range at 28.9%, while operating margin was within range at 6.1%.  Finally, we said we’d accelerate the growth rate of net income, and again, we achieved this goal in 2010.

    In summary, this was a strong finish to an exceptional year for WidePoint.  We are confidently positioned to build on that success in 2011.  From a business segment standpoint, our CyberSecurity Solutions segment delivered 92.9% revenue growth in the fourth quarter and 88% for the full year, reflecting our expanded reach into the state and local level and continued acceleration of our federal government efforts and products and managed services market presence.  Consulting Services increased approximately 60% to 4.8 million from 3.0 million for the fourth quarter last year, primarily due to an increase of services in support of federal agencies and an increase in our reselling activities, offset slightly by a reduction in commercial market consulting service revenues.

    Back to a total Company perspective, gross profit for the fourth quarter grew 50.4% from the year-ago period.  Gross margin of 28.9% was over 600 basis points or 28-plus% higher in the fourth quarter of 2010 than the same period last year as a result of greater revenues and higher margins tied to improved economies of scale in the CyberSecurity Solutions segment.  Operating income increased by 40.7% to 816,000 from 580,000 in the fourth quarter of 2010 versus the same quarter last year.  Operating margin for the quarter was 6.1%.  Operating income for the year was 2.8 million or 5.5% of total revenues.  Importantly, net income increased substantially for both the three-month and full-year period and, in addition, we benefited from a one-time tax benefit that dramatically increased our earnings per share for the quarter and the year, and Jim will take you through the circumstances of that event.

With that, I’d like to turn the call over to Jim for a CFO’s perspective and a more in-depth discussion of our financial results.  Following that, I’ll make a few directional observations, and then we’ll open the phone lines for your questions and comments.  Jim, the floor is yours.

James McCubbin:                               Thank you, Steve, and welcome, everyone, on the call.  It’s nice to have you back.  As Steve mentioned, this was a strong end to a profitable year of growth for WidePoint.  We continued to generate solid financial metrics in the fourth quarter and full year of 2010, which demonstrates the continued success of our growth and profitability strategy.

Net revenues for the three months ended December 31st, 2010, increased 2 million, or 17.5%, to 13.4 million from 11.4 million in last year’s comparable period.  This was primarily due to growth in our CyberSecurity Solutions and Consulting Services segments, as Steve has mentioned.  Looking at our different businesses, Wireless Management decreased about 16.9% to 5.9 million from 7.1 million a year ago.  The decrease in revenue was primarily the result of a reduction in services for billable calling minutes we provide to one of our large customers.  This is kind of at our direction, as we are moving towards more higher margin services; however, this impact should be short-lived, as witnessed by our new multi-million dollar, multi-year contract with the Army Corps of Engineers.  Right now, we don’t know exactly the absolute value of this award because we have to go in and do an inventory and find out how large it can be.  But, like in past performance, we’re expecting it to grow in anywhere from a 4 to $10 million range and see expansion beyond that as they get their hands on what they have.  We’re actually very pleased with that.

We’re looking at several other opportunities as well that we’re waiting on that should continue to provide the growth in this segment for 2011.  Awards like this provide us confidence that this segment should expand, as I said, as we experience further adoption by federal government agencies and departments, and we reach out and continue to expand our marketing to state and local municipalities and large commercial enterprises.

Our CyberSecurity segment recorded revenue of approximately 2.7 million in the fourth quarter compared to 1.4 million last year.  This 93% growth was primarily the result of some purchases to a series of clients that we have been growing and expanding in 2010.  We look forward to expect to see other strong awards for 2011 as we continue to expand in this area, with those awards really probably showing up in the second quarter or the very early stage of the second quarter and expanding throughout, as that’s the seasonality of our business cycle.

Our IT Consulting Services and Products segment recorded revenue of approximately 4.8 million for the fourth quarter of 2010 compared to 3 million for the fourth quarter last year.  The 60% increase was primarily due to an increase in consulting services in support of federal agencies and an increase in our—some of our reselling activities, offset slightly by a reduction in commercial consulting services.  We anticipate this segment should continue to grow at a moderate rate long term but, given the nature and variability of the products and services we offer within this segment, the growth may be erratic quarter-to-quarter, as we have witnessed in the past.

Gross profit for the three months increased 50% to 3.8 million, or 28.9% gross margin, compared to 26 million, or 22.5% gross margin.  Gross margin was substantially higher in the fourth quarter of 2010, as Steve said, as compared to the fourth quarter of 2009 as a result of greater revenues, higher margins associated with those, and some economies of scale that we’re starting to realize in the CyberSecurity Solutions segment.

Total operating expenses increased 53.2% to 3.1 million for the fourth quarter of 2000 compared to 2 million for the year-ago period.  Operating expenses as a percentage of sales increased about 500-plus basis points to 22.8% from 17.5 in the year-ago period, due to increases in both sales and marketing and general and administrative expenses, primarily for new personnel, consultants, trade shows, conferences, part of our strategy for increased presence in the federal marketplace and other marketplaces, which is gaining traction.  I would like to note, though, there were some one-time costs that also inflated this number by about 2% that, when we normalize it, we should see our SG&A back up into the 20% range.  In the future, we are expecting this to flatten out and actually fall as revenues increase and we continue to build forward for the business.

WidePoint reported operating income of approximately 816,000 in the fourth quarter, up approximately 40.7% compared to operating income of approximately 580,000 in the fourth quarter last year.  Net income was approximately 4.6 million, which included an income tax benefit of 3.6 million, compared to net income of approximately 515,000 in the year-ago period.  Excluding the income tax benefit, net income would have been about $1 million.  On a year-to-date basis, net revenue for the year ended December 31st, 2010, increased 7.5 million, or 17.3%, to 50.8 million compared to 43.3 million for last year’s comparable period.

Our Wireless Mobility Management segment decreased approximately 3% for the same reasons as I talked about before, but our CyberSecurity Solutions segment revenue increased 88% to 10.6 million from 5.7 million a year ago, and our Consulting revenue increased 13.6 million from 10.4 million, all in all, a nice blended growth rate.  We’re very pleased with how the portfolio mix is coming together, and if you ever have an opportunity for one event to kind of set you up in one area, it seems like the other areas are always bolstering it, which we’re very pleased with.  Year-to-date gross profit increased 39.7% to 13.3 million, representing 26.1% gross margin compared to gross profit of 9.5 million, or 21.9% gross margin in last year’s same period.  Gross profit expanded as a result of a percentage decrease in cost of revenues related to a greater mix of higher margin services offered by the Company’s CyberSecurity Solutions segment in relationship to the Company’s overall mix.  The higher margins in these areas really do have a great impact on the whole model, as we continue to see our revenues increasing as well as our margins increasing.

Total operating expenses increased 34.4% to 10.5 million for the year ended December 31st, 2010, compared to 7.8 million for the year-ago period.  Operating expenses, as a percentage of sales, increased about 260 basis points to 20.6% from 18% in the year-ago period and, of course, these were due to increases in both sales and marketing and general and administrative expenses, as well as those one-time events that I just addressed, which, if you normalize it, brings it right back to that 18% year-ago kind of run rate.  For the year, we reported operating income up 63.4% to approximately 2.8 million from approximately 1.7 million in the same period last year.  Net income was approximately 6.4 million, or $0.10 per basic and diluted share, which included a 3.6 million income tax benefit, compared to net income of approximately 1.4 million, or $0.02 per basic and diluted share in the year-ago period.  Excluding the income tax benefit, net income would have been 2.8 million, or approximately $0.05 per basic and diluted share for the period, which is right in line with the expectations that we set out at the very beginning of last year as part of our goals.  Overall, we hit all of our metrics that we set out and disclosed to all of you last year for 2010.

Looking at our balance sheet, that continued to strengthen as well, with 5.6 million in working capital as of December 31st, 2010, an increase of 40% from approximately 4 million as of December 31st, 2009.  Shareholders’ equity was up about 50%, or approximately 7 million, to 22 million from 14.8 million a year—as of year end 2009.  The Company generated approximately 1.8 million in cash for the period and had about 5.8 million in cash and cash equivalents at December 31st, 2010.

Now, the most important part is it’s great to say, okay, we hit our goals that we set out last year but, given all of this, what’s next year really look like?  Turning to our guidance, our outlook for 2011 is we’re looking for increased consolidated revenues of somewhere between the 15 and 25% range, with the potential for this to be greater for the home runs that we’re hitting for.  But looking at this revenue of 15 to 25%, as you know, we’re a little conservative, is based upon things that we’ve identified, we’ve already marketed to, and we’re rating on awards.  Given this growth, we also have targeted and expect our gross margins to move up in the range of 26 to 30%, of course, giving you a range, in which case, in the second half of the year, we’re starting to see these normalize up in this range as it is.  We’re also looking for operating margins to increase from the guidance we gave last year of 6 to 8% to probably 8 to 12%, depending exactly on where the revenue falls out between that 15 and 25%.  With that, this, of course, should accelerate the growth rate of our net income, showcasing the leverage in our business model.  This also provides the opportunity for us to double our bottom line again next year given that 20%-plus growth.

With that, that’s a quick summary.  I’d like to turn it back to Steve for a review of our business before final comments, and then we can open up the call for questions.  Thank you, everyone.

Steve Komar:                                       Thank you, Jim, excellent, well done.  Making me shiver a little bit with those goals, but they’re good, aggressive ones.  I’d like to highlight a couple, a number of key events and successes we’ve had during the fourth quarter and subsequent to our year end as well.  But before that, I’d like to take a few moments to address some recent inquiries concerning a Wall Street Journal article that addressed vulnerabilities within RSA’s root token security keys.  For those of you familiar with that article and the concerns it raised, allow me to comment as follows:  First, this is not the product we use for our PKI services.  In fact, it is a weaker, two-factor authentication competitive variant to our offering.

It is WidePoint’s position that, compared to our service, symmetrical credentials such as the RSA root certificate are vulnerable and not as scalable for large—larger secured users and user populations.  The weakness is not the case for properly deployed asymmetric electronically verifiable credentials such as our ORC digital certificates, which are protected via approved cryptographic tokens.  We are confident that only asymmetric technology can meet the true needs of protecting privacy without compromise, and we believe that our asymmetric digital certificates fully meet this need.  Our environment and solutions require technology, process, and certifications, and not simply technology deployed as a total solution.

Moving on to our recent successes, as Jim mentioned, our iSYS subsidiary just last week was awarded a multi-year, multi-million dollar contract with the U.S. Army Corps of Engineers.  The contract covers an eight-month base period and three option years, provides wireless Telecom Expense Management Services, or TEMS, if you will, to the Army Corps of Engineers.  They contracted with iSYS to provide a full range of outsourced wireless TEMS under the FSSI contract in order to reduce costs associated with the increasingly complex telecommunications environments and requirements of incremental devices.  And as Jim mentioned, we are still in the process of assessing their environment for the totality of the services that we will provide.  By utilizing the wireless TEMS contract, the Corps of Engineers joins a growing list of clients who are already achieving significant savings on their wireless communications costs.  In this era of expense reduction and fiscal responsibility, initiatives that are proven to reduce expenses are in demand, and we are more than pleased to do our part to help the government with its fiscal challenges.

Elsewhere in the TEMS environment, during the first quarter still in progress, we’ve received over 5.5 million in future revenue contract value tied to new awards and contract mods, and we are actively bidding on near-term agency contract pipelines that can substantially enhance TEM  revenue streams in 2011, all of which speaks well to the outlook for this business segment.  We also entered into an agreement with Wackenhut Services Inc. that expands the total security services they can offer their customers to now include logical security solutions for identity management and information protection provided by WidePoint.  Wackenhut will utilize our products in conjunction with and supplementing their existing technology solutions.  The agreement enables Wackenhut to provide existing clients with technology solutions for products and services that will enable organizations to securely control logical access to network assets through the use of enhanced multi-factor authentication.

In this same period, our Advanced Response Concepts subsidiary released the beta version of its crime scene management and evidence tracking system, which deploys phase two of the U.S. Department of Justice technology grant with academic partner, Delaware State University.  ARCC’s CONDOR system is a specialized solution that enables crime scene investigators to digitally document evidence found in the field and to identify, label, and track evidence throughout the chain of custody.  This tablet-based system integrates embedded barcode or RFID-tagged evidence markers, provides for biometric attendance and tracking records at the crime scene, and is interoperable with the U.S. National Information Exchange Model compliance system.

As you can see, we’ve carried a significant amount of momentum into our first quarter 2011.  This momentum positions us well for strong performance for the full year 2011.

With that, I’d like to open the call up for questions, and, Operator, if you could assist us.

Operator:                                             Thank you, sir.  We will now begin the question and answer session.  As a reminder, if you have a question, please press the star, followed by the one on your touchtone phone.  If you would like to withdraw your question, please press the star, followed by the two, and if you’re using speaker equipment, you will need to lift the handset before making your selection.

And our first question is from the line of Mike Malouf with Craig-Hallum Capital Group.  Please go ahead.

Mike Malouf:                                           Great.  Thanks, guys, and it’s certainly impressive to see such great gross margins.  Way to go.

Steve Komar:                                           Thank you, Mike.

Mike Malouf:                                           My—yes, my first question is, just on the mobile telecom managed services side, can you talk a little bit about the revenue drop-off?  Was that associated with basically not doing as much pass-through revenue as you have in the past without a contract?

James McCubbin:                                   Mike, that’s exactly what it was.  What we did is we’ve been making some decisions to try to move more towards the higher margin software and the performance of the services, and this was some of the margin, so it didn’t have a big impact on the bottom line at all, and it positioned us up in—to move into other areas.

Mike Malouf:                                           Okay, and then…

James McCubbin:                                   So, we’re still satisfying that client, by the way.

Mike Malouf:                                           Okay, great, so it’s just a different—it’s just the pass-through has gone out, that’s good to hear.  And then…

James McCubbin:                                   Right.

Mike Malouf:                                           With regard—you know, we’re getting a lot of chatter about the budget, you know, in Washington, and I’m just wondering if you could comment a little bit about how that has impacted you guys, particularly here in the first quarter as we sort of are on a continuing resolution, I guess, and if that’s affecting you with regards to your business?  Thanks.

James McCubbin:                                    Mike, that’s a very, very good question.  The continuing resolution has impacted everybody a little bit, in just making it a little chunky.  Seasonally, the first quarter is always slow and is always our weakest quarter.  It will, again, be our weakest quarter this quarter for the year, but with that said, the areas that we’re focused in, a lot of the budget has already been addressed under either the continuing resolution and/or we are very comfortable that we’re going to see the catch-up with it and actually strong strength.  In fact, right now, while seasonally our first quarter is always light, we’re looking at a potential second quarter to be extremely strong, and usually we see our second half being the strongest.

     So, we still believe our guidance, even with the continuing resolution and what’s going on right now, isn’t going to be that negatively impacted for the full year just because of what we’re doing between cost savings and/or cybersecurity.  But, of course, you always get a little chunkiness to this business because the federal procurement agents don’t look at it from a quarter-to-quarter; they really look at spending between now and September 30th.

Steve Komar:                                            I’ll just add to that if I may, Mike, because I think, specifically because in past calls, we’ve given out some assurances that we felt that, being in the security area per se and in the cost saving area, that we would not be negatively affected in terms of targeted budget initiatives, and we still feel that way.  If there’s anything out there in the short term that’s a bit of a negative to that, to use that dreaded word, we believe that there’s a little bit of paralysis amongst people at procurement agencies and whatever else in view of the fact that the final budget hasn’t been approved.  We view that as nothing more than a short-term risk and, frankly, we don’t even know that it’s a risk today.  It’s just a concern since we already have usually our seasonally weak first quarter.  But we’re all very confident about the makeup and about this—about the performance for the full year.

James McCubbin:                                     Does that help, Mike?

Mike Malouf:                                           Okay, great.  Yes, it does, thank you.  And just one follow-up question with regards to the tax rate, I know you had the benefit in this—or in the December quarter.  Can you just give some color, as you look forward into 2011 and beyond, what we should think about as a tax rate going forward?  Thanks.

James McCubbin:                                    Yes.  Right now, I mean, it’s really nice that we’re finally getting to recognize an asset that wasn’t on the books and that nobody’s given value for, and it’s a very, very strong value that, you know, we’re pleased to finally be able to book and show as the value—underlying value of this Company.  Looking forward, though, what’s really happening is the federal rate is going to fall to about 2, 3% while we use up that asset, and then on the states, we’ll still see probably around a 5 to 7% range, so we’re looking at effectively paying taxes at that, you know, 7 to 9% rate, not the 39% that we normally would because of the value of this tax asset.  So, that’s very—it’s just very good.  It’s nice to have on our books.  It’s nice to be able to value it going forward and to truly start optimizing this ultimately very valuable asset.

Mike Malouf:                                           Okay, great.  Thanks a lot, guys.

Operator:                                                  Thank you, and our next question is from the line of Mark Jordan with Noble Financial Capital Markets.  Please go ahead.

Mark Jordan:                                          Thank you.  Let me follow up on that a little bit, I guess, for a point of clarification.  Jim, have you flowed through all of the valuation reserve or is it there’s still some tax benefits that are still off balance sheet?

James McCubbin:                                  Mark, you know me too well.  Yes, I’ve been conservative.  There is quite positive—there’s—we have the possibility of having some more.  We only valued or booked about 3.6 million.  If we do our tax planning effectively, that number could go up next year depending on how certain things play out, but we are being conservative with what we’re showing for the first year of us showing that tax asset.

Mark Jordan:                                           Okay.  So then, one could assume that you’ll revisit this annually for bringing some of that on board this time next year.  You said…

James McCubbin:                                    Absolutely.

Mark Jordan:                                           That you’re looking…

James McCubbin:                                    Absolutely, Mark.

Mark Jordan:                                           Yes, you’re looking at a 7 to 9% tax rate.  Is that the rate that you will pay or what you will, in fact, reflect in your P&L statement?

James McCubbin:                                    Okay.  Well, one, alternative minimum tax on a GAAP basis we tend to book quarterly and pay out, and that’s running around 2% of whatever our adjusted income for that period is, so it’s an estimate, so we book that.  And then on the state, we try to accrue and do the same thing, and right now, state taxes are running anywhere from 4 to 6%...

Mark Jordan:                                           Okay.

James McCubbin:                                    Depending on whether we have nexus.

Mark Jordan:                                           So, your GAAP…?

Steve Komar:                                           So, I think what we say is that we book our—we’re talking about that tax rate being our tax provision rate.  We do not expect any dramatic variance to that, and if, in fact, there is one, we would expect it to be on the favorable side.

Mark Jordan:                                           Okay.  If I could just get a couple of updates on some of the contract awards and some of the opportunities that you had talked about in the past.  I know back in the fall, you had a September award of TSA contract, which was very large, where you were initially going to be addressing, I guess, the need for the Air Marshals but there was opportunity for others to book through that contract.  Can you give an updating there on what’s happened?  And then, secondly, there was a large naval RFP that was out there.  What’s the status of that also?

James McCubbin:                                    Well, we’ve won some Navy work on the cyber side.  We’re up for some more work in the second quarter, it appears, that we’re very hopeful for and excited about.  On the TSA award, we see it continuing to progress along, and we’re very happy to see a high level of utilization.  With that, you know, now it’s really focusing on a handful of other opportunities that we’ve identified and we’ve been marketing for that we’re just waiting to hear from; so I know it’s kind of boring, but we’ve been hitting all of our targets just kind of like dominos, one at a time.  You know, we—nothing exciting has changed but, you know, we haven’t really lost anything.  We’ve been winning things and just getting it to come on board.  If anything, we have a hard time publicly being able to disclose or discuss a lot of these things or get approval to announce them with some of the sensitivity of what we’re doing.

Mark Jordan:                                           I guess, a final question relative to the, you know, to some extent, shifting to your wireless business, to where you just charge for your service, and that the value, the minutes, does it flow through your P&L; does that process, while obviously it has a favorable impact on margins because you’re just, you know, you’re just booking your service-related, high margin service-related activities, does that have a working capital savings because you’re not having to bill, you know, the—or carry the receivables for minutes through your P&L and balance sheet?

James McCubbin:                                   Mark, it’s not really because on a lot of that, we end up billing it—or paying it when we get paid.

Steve Komar:                                           Yes, it’s cash…

Mark Jordan:                                           Okay.

Steve Komar:                                           It’s cash flow neutral, so it doesn’t change very much.

Mark Jordan:                                           All right.  Thank you.

James McCubbin:                                   You’re welcome.

Steve Komar:                                           Thank you.

James McCubbin:                                   Have a nice day, bud.

Operator:                                                 Thank you.  And, ladies and gentlemen, if there are any additional questions, please press the star, followed by the one at this time.  As a reminder, if you’re using speaker equipment, you’ll need to lift the handset before making your selection.

    And our next question is from the line of Sam Donaldson.  Please go ahead.

Sam Donaldson:                                      Well, congratulations again, a very good quarter, and everyone deserves a little thanks from those of us who have invested in the Company.  I have…

Steve Komar:                                           Thanks.

Sam Donaldson:                                      Two questions.  The first, I think many of us are puzzled as to the recent decline in the stock given our own belief in the Company and given your guidance.  And now that I see the guidance for the fourth quarter is absolutely on the money and you have guided for this year, what, 15 to 25% for consolidated revenues, higher net?  I’ve listened to both of you, Steve and Jim, Jim talking about extremely second—extremely strong second quarter; first quarter’s going to be a little light, as it usually is I suppose; and, Steve, your own comments.  I continue to be perplexed, particularly today when, even after hours, there was a decline in the price.  Some people say to me, “Well, the Citicorp is selling out.”  I don’t know.  Is there anything that they can you…

James McCubbin:                                    Sam…

Sam Donaldson:                                      That you can see here that would account for this?

James McCubbin:                                   Sam, well one, any shareholder out there that would ever want to talk to me is more than welcome to call me.  My number’s on the website.  So, they don’t have to guess if they think I know something or we know something.  Whatever publicly we can say, we do, and we—and I think I know a number of, if not most of our shareholders, and I love to talk to all of our shareholders.  As it goes to stock prices going up and down, it’s been a lot of not institutional selling.  It’s been a lot of retail selling.  Citicorp did lighten their load in the fourth quarter, as evidenced by a 13G filing.  Through their communications with me, they have not done any real material selling in this quarter even though people are guessing that they have.  They just had desired to get their threshold down under 5%, from the communications that we’ve had.

    With that, in fact, the institutions have been the ones who have been adding to positions.  We did see some sell-off from the retail side.  A lot of that really goes back to almost a press release that referenced Michael Steinhardt originally and his position with the Company, and in which case you’ve just seen some roll-off.  Some of that is because, in the first quarter, seasonally, as you know, Sam, things are very quiet for us.  We do most of our marketing and most of our work and most of the things that we need to address to make sure that we continue to hit our numbers for the full year.  And then, usually, you know, people start kind of nibbling back in once they kind of get into more of an exciting period, which really commences in the second quarter when we start going out on the road a little bit more, raising awareness, talking to people, and showing again what we’ve been doing.  So, it’s almost been a seasonal trend, if you look back over the years, that this occurs time and time again.

  So, with that, Sam, also the second quarter…

Sam Donaldson:                                     Yes.

James McCubbin:                                 We’re very—we’re excited potentially about what could be a very strong second quarter, but we do believe that we have the things in place to communicate to the world that we have a vibrant, strong Company and, as usual, our second half is always our really haymaking kind of period, and this time we may actually, hopefully – knock on wood – you know, have a little of that accelerate into the second quarter.  Either way, 2011 is posed to kind of mimic last year and continue that trend.

Steve Komar:                                          Well, Sam, I would just add the following.  I do my usual add when Jim goes through our IR activities.  And we will definitely be raising awareness going forward, so it’s not that we’re being passive about this.  But, on the other hand, you know what, I just kind of slide back into my, call it COO role, and just say as long as we continue to build the fundamentals of this exercise, the market will take care of itself.  We’ll guide it and, Sam, I sure as hell would like to see the stock price a little higher too, but the way to get there for us is to build the fundamentals, and that’s where we’re focused.

Sam Donaldson:                                      Well, gentlemen, I agree and I think some of us continue to add to our positions.  We have great confidence in the management and to the outlook for this Company.  It was just somewhat puzzling only because, if it’s not Citi or some big retailer as it was, let’s say, two years ago and some of the hedge funds had to close business, why people – unless they were the people who bought at $0.20 and they made a huge profit, God bless them – why people would somehow think that now’s the time to go unload their stock.  But let’s pass through that because we could talk all day.  I have one…

James McCubbin:                                   Sam, we don’t have an answer absolutely for you except for our major holders continue to be strong sponsors, and we continue to do what we can do, as Steve said, you know, go out and do the hard work and roll up the sleeves and make it happen.

Sam Donaldson:                                      All right.  Second question, I want to renew a question I asked some quarters ago, and that is about the competitors out there.  Surely, I know there are competitors for the work that you are doing in all of your fields and, in particular, the fields we talked about with the federal government and potentially, if the state governments could ever get some money, with the state governments.  What is that…

James McCubbin:                                   Right.

Sam Donaldson:                                      Look like right now?  Talk to me in general terms, and specific if you can, about our main competitors and where we are in an advantage or disadvantage to them.

Steve Komar:                                           I’d start with the TEMS business and just talk a bit to the fact that, given that our—while we have aspirations to become a commercial provider and a more robust landline provider, the reality is, if we look against our target, federal government agency marketplace today, we feel we have little to no competition, and the only thing that’s stopping us from more aggressive revenue growth is the usual timelines associated with the government contracting process.  So our goal there is to maintain what we consider to be our competitive differentiation.  There just aren’t too many other folks out there that can do what we can do.

    If you swing over to the cyber side, the argument can be made that there are some competitors, but I think the more important factor is whatever confusion there may be in the marketplace or any hesitance to commit and move forward.  I think, as we all know, we’ve been nudging and trying to accelerate adoption in that marketplace for quite a while, and everything indicates that for, certainly the last six months to a year, that we are at a critical point, the classic tipping point that says there’s going to be increasingly widespread adoption, and we really do feel that we’re differentiated and in an excellent competitive position there as well.  And we often lowball our Consulting Services side and say, well, it’s volatile and it’s a medium to low growth and whatever else, but we had a very strong performance out of that business this past year, and we intend to try and keep that growth margin going as well.  That is a competitive marketplace.  It’s very price sensitive, but we’ve had a fair amount of success with it, and we’d like to think we’ll be able to continue that.

Sam Donaldson:                                      Okay.  All right.  Thanks very much.  Again, gentlemen, congratulations.  And, Steve, I know some realtors here in the Washington area, if you’re thinking about moving here, to join the telephone number that you can get for WidePoint address (inaudible).  Okay, good-bye, guys.  Thank you.

Steve Komar:                                            You got me, Sam.  My apologies.  Take care.

Sam Donaldson:                                       Good-bye.

Operator:                                                  Thank you, and our next question is from the line of Steve Shapiro with Intrepid Capital Management.  Please go ahead.

Steve Shapiro:                                         Yes, hi.  Just a couple of questions for you guys.  Can you guys—could you guys walk me from the operating income line – I think you guys said 8 to 12% – down to the earnings per share line, and then walk me back up from the earnings per share line to the cash flow?  (Unintelligible) if I start with operating income, whatever that comes out to be, what should we be thinking…?

James McCubbin:                                   Wait, we’re putting the 10-K out tomorrow morning.

Steve Shapiro:                                         Okay.

James McCubbin:                                   Which will (inaudible) all of that.

Steve Shapiro:                                         No, in terms of your guidance, guys.

James McCubbin:                                   Right.  On the guidance, we guided to ranges 15 to 25% not counting home runs.

Steve Shapiro:                                         No, I got all that.  I’m saying, you guided the…

James McCubbin:                                   You’re looking…

Steve Shapiro:                                         No, look, hold…

James McCubbin:                                   Right, you’re looking…

Steve Shapiro:                                         Yes, hold on one second, okay.  So, if I start with operating income, what should I be thinking of in terms of interest and other income for the year, for 2011?

James McCubbin:                                   Right now, what we guided towards is, we guided to 8 to $0.12 on operating income, and for operating income, I think also, given that, you know, there’s very little difference from interest income and interest expense, once you see the K tomorrow…

Steve Shapiro:                                         Okay.

James McCubbin:                                   You can break it out really simply.  This may not be the right venue to go through this analysis.  You can call me as well, and I’ll walk you through the K and show you how you can—and bring it forward with your own estimates.  It’s all disclosed in there.  Otherwise, it’s just going to be a big, just rash of numbers we’re going to be doing over the phone with everybody on the call.

Steve Komar:                                           But rather than you think we’re deflecting you, I think, when you do see those numbers, you will find that the interest income—or the interest number and the other income is not particularly material in meaning.

James McCubbin:                                   It’s very small.  We have next to no debt and, you know, nobody’s making any income on their cash balances right now.  I wish there were more.

Steve Shapiro:                                         Okay, so, Jim, just saying to—so, then we’ve got the cash taxes, we’ve got depreciation and amortization.  I think those are the only numbers that I need to get from here to there, is that right?

James McCubbin:                                   Right, and they’re all disclosed in great detail in the footnotes.  I literally can just show you; they’re even scheduled out through 2015.

Steve Shapiro:                                         Okay.

James McCubbin:                                   So, that’s why—I can help you model this…

Steve Shapiro:                                         Okay.

James McCubbin:                                   With all the information in the K tomorrow and it won’t take me but 15 minutes.

Steve Shapiro:                                         Okay.  Thanks.

James McCubbin:                                   And my number’s on the website if you need it.

Steve Shapiro:                                         Okay.

James McCubbin:                                   I’m very easy to get a hold of, and you can just call me directly or call the IR firm, and they’ll put you right in touch with me.

Steve Shapiro:                                         Okay.  That’s—look, if nobody else is interested in cash flow and stuff, I’ll be happy to call you tomorrow and do it, that’s fine.  Thanks.

James McCubbin:                                   Well, it’s easier when we have the disclosure out there.

Steve Shapiro:                                         Okay.

James McCubbin:                                   And can point you to it as well.

Steve Shapiro:                                         Okay.  Fair enough.  Okay.

Steve Komar:                                           Thanks a lot, Steve.

Operator:                                                 Thank you, and our next question is from the line of Ryan Foley with Merrill Lynch Financial Management.  Please go ahead.

Ryan Foley:                                              Afternoon, gentlemen.

Steve Komar:                                           Good afternoon.

Ryan Foley:                                              Just a few questions for you.  So, this time last year when we were on the call, there was a lot of confidence in regards to a 20 to 30% growth in revenue outlook, and through the course of the year, you know, we came in final at, what, 17%?

James McCubbin:                                   Seventeen and a half, a little under.

Ryan Foley:                                              Right, so can you share just—and again, it’s hard to see out a full year so, you know, I don’t blame anyone—but can you give me an idea of, through the course of the year, you know, how that comes—because there was a lot of optimism and, you know, again, there was optimism in saying, you know, this could be, you know (unintelligible).

James McCubbin:                                   Right.  Well, last year, I can make it real simple.  It was really, materially, one event.  One of our clients, when we took a look at the profitability and took a look at the numbers, we could move away from doing some low-margin rebilling kind of services.  So, the reason that we reguided back at the—in September to that 17.5% number was just because of the removal of that revenue stream.  Otherwise, we would have been dead on with our projections in January.  This is kind of a decision we made on—kind of a business decision we made at the time where we knew that we’d get better margins, better—and our bottom line would not be hurt by tweaking our business model and guiding away from that service because we’re more valuable as a higher margin Company, with more software-related and publishing and services-related income.

    Going forward to this year, you know, we’ve done pretty much what we’ve done last year.  We’ve identified all the opportunities that we needed to win to hit that range, and because of the lifecycle and the sales cycle is about a year, we’ve been working these items for, you know, six months to a year already.  And we’re actually in the first quarter and predominantly in the early second quarter; you’re into the end of your sales cycle.  So, that’s why our visibility tends to be fairly decent, you know, pending any, you know, catastrophic events like, you know, the government truly has stopped working for a long period of time.

Ryan Foley:                                              Okay.  And then, you know, when we talk about home run balls, you know, did you guys have the opportunity to swing at any this year?  Did they not come up or did you miss?

James McCubbin:                                  No, we didn’t miss on anything.  Actually, we had a good year, but some of the home runs that we’re referring to are long-term initiatives, that some of the things that we’re working on presently or working towards that, it’s almost—home runs are a tipping point.  Once you cross that tipping point, it just kind of starts a landslide, and revenues just spike, much like a J-curve.  The very beginning when you start revenues, the early adopters kind of pick it up, and then as they do it, your revenues fall off a little bit, and then as all their competitors realize how good it works, then everybody kind of rushes to utilizing those services.  We’re kind of in that same environment except now we’re starting to work up the back end of that J-curve.

Ryan Foley:                                              Okay.  Any potential that WidePoint, you know, small or medium, would look at any acquisitions for the next year or even possibly two?

James McCubbin:                                  Well, what we’ve done in the past is, I mean, since we’re all large shareholders, we hate dilution unless we feel extremely confident that anything that we do is going to add value to our sales and our own personal portfolio as well as our shareholders.  We’ll look—we’ve been looking at asset kind of purchases, things to build our core things.  I mean, if something shows up that could make us more valuable as shareholders and structurally stronger for the Company, sure, we would do it.  We would probably have to, for something like that, get shareholder approval before doing it anyway.  Otherwise, buying small, little assets and adding them to our capabilities have also been a great opportunity for us because—and a lot of times, it’s cheaper to buy those assets and add them to our infrastructure than to build them ourselves, in some cases.

Steve Komar:                                           I do—I would just add that I think growth through acquisition is part of our overall strategies and priorities, so conditioned only on the fact that we need to find an intelligent deal rather than just the opportunity to bulk up at a price that just doesn’t make sense.  So, we are looking; we are in the marketplace.  And if an opportunity arises, we will do everything in our power to take advantage of it.

James McCubbin:                                   We just won’t do anything stupid to hurt ourselves.

Ryan Foley:                                              Sure, makes sense.  And just the last question, are you seeing any additional opportunities in the non-government side?

James McCubbin:                                  Actually, we have been.  They’ve been a long sales cycle.  We’ve been kind of excited about a number of them.  It kind of folds into some more early adopters in the commercial segment as well as in the states.  In the states, though, they’ve been dealing with, you know, trying to figure out who the right decision-maker is and pulling the trigger a little bit.  That’s a little bit, procurement-wise, has been a little bit trickier for us, but we’re hoping to make some inroads this year in both of those areas, and we’re excited about it.

Ryan Foley:                                              Okay.  Thanks, Jim.  Good quarter.

Steve Komar:                                           Thank you, appreciate it.

Operator:                                                 Thank you, and I’m showing no further questions at this time.  I would now like to turn the call back over to management for closing remarks.

Steve Komar:                                          Thank you very much, Operator.  Given that, please allow me to thank you all for your participation, questions, and interest in the future growth of WidePoint.  We look forward to updating everyone after our first quarter 2011 results are released during May of this year.  Until then, good-bye and have a pleasant evening.  Thank you.

Operator:                                                 Ladies and gentlemen, this concludes the WidePoint Corporation Fourth Quarter and Year End 2010 Earnings Conference Call.  Thank you for your participation.  You may now disconnect.